Vystar® Corporation Enters the Multi-Billion Dollar Sleep Disorder Market

Through the Acquisition of SleepHealth, LLC

ATLANTA, September 19, 2012 – Vystar® Corporation (OTCBB: VYST) — the exclusive creator of Vytex® Natural Rubber Latex (NRL), a multi-patented, all-natural raw material that contains significantly reduced levels of non-rubber particles and proteins found in natural rubber latex, announced today the strategic acquisition of SleepHealth, LLC, a privately held sleep diagnostic company headquartered in Monroe, GA. SleepHealth provides sleep lab management services to hospitals and physicians’ offices in the southeastern U.S.

The acquisition is mutually beneficial for both companies as it will provide each with additional avenues for expansion. SleepHealth presents a strong vertical integration opportunity for Vystar by providing a direct channel for its recently announced Vytex® NRL foam bedding products such as pillows, mattresses, and mattress toppers currently being produced by Islatex. SleepHealth also provides Vystar with more direct access into the healthcare market for future products made with Vytex NRL, such as gloves, cohesive bandages, etc. For SleepHealth, Vystar Corporation and its executive team will bring added expertise and resources needed for business expansion and revenue growth.

SleepHealth has been in the sleep diagnostic business since 2004. The company’s founder and President Ailene Miller has over 25 years of sleep diagnosis experience and manages a knowledgeable team of more than 20 full-time and part-time employees. Her team brings both a solid history of sleep clinic management experience and a strong reputation in the industry to Vystar. SleepHealth currently has 27 existing facilities across North Carolina, South Carolina and Georgia with immediate expansion plans.

Ailene Miller commented, “SleepHealth is pleased to be joining Vystar Corporation as a wholly owned subsidiary. We believe that the outstanding synergies and crossover marketing opportunities can enhance our ability to achieve much success going forward both in expansion and significant future offerings.”

“SleepHealth is a solidly run company with national potential in a growing industry. With this acquisition, we can both help SleepHealth expand geographically, and also help build direct demand for our own revolutionary Vytex NRL-based foam bedding and pillow products through access to SleepHealth’s substantial customer base. We are very excited about this acquisition and look forward to both companies growing together in the near future. SleepHealth’s growing customer base will also be a starting point to promote consumer products ‘Made with Vytex,’ such as the newly announced Tamicare product line of Fashion-HygieneTM undergarments, condoms and others,” said William Doyle, President and CEO of Vystar Corporation.

Doyle continues, “The sleep disorder market has seen double-digit growth over the last several years and is projected to reach $5.8 billion USD by 2015, according to a research report titled ‘Sleep Apnea Diagnostic and Therapeutic Devices: A Global Strategic Business Report’ by Global Industry Analysts, Inc. With an estimated 50-70 million Americans suffering from chronic sleep problems and nearly 80% being undiagnosed, the problem of sleep disorders and increased awareness of the importance of sleep to general health are becoming more recognized. I am pleased to add Ailene and her staff to Vystar.”

Vytex NRL is a unique 100% natural rubber latex with significantly reduced proteins and other non-rubber particles. It’s a key ingredient in foam bedding and pillows as well as other products that have the most desirable attributes, such as superior longevity, temperature and humidity regulation, ventilation, allergy-friendly, non-toxic, and luxurious comfort. These properties may help those suffering from sleep disorders to improve their quality of sleep and in turn their quality of life.

As a result of the acquisition, Vystar Corporation will be comprised of a Vytex Division, focused on the company’s proprietary source natural rubber latex material (patented process for creating a natural rubber latex that has virtually undetectable levels of the allergy causing latex proteins) and a SleepHealth Division focused on the sleep diagnostic business. The company will maintain existing staff while bringing on additional resources as needed to allow for expansion.

About Vystar Corporation

Based in Duluth, GA, Vystar® Corporation (OTC Bulletin Board: VYST - News) is the exclusive creator of Vytex Natural Rubber Latex (Vytex NRL), a multi-patented, all-natural, raw material that contains significantly reduced levels of the proteins found in natural rubber latex and can be used in over 40,000 products. Vytex NRL is a 100% renewable resource, environmentally safe, "green" and fully biodegradable. Vystar is working with manufacturers across a broad range of consumer and medical products to bring Vytex NRL to market in adhesives, balloons, surgical and exam gloves, other medical devices and natural rubber latex foam mattresses and pillows. Vystar’s SleepHealth acquisition provides an entry into the health and wellness market. For more information, visit www.vytex.com.

About SleepHealth

SleepHealth was a privately held, independent company providing diagnostic sleep management services to physicians and multi-specialty clinics, hospitals, and wellness centers offering executive health and well-being programs that is now wholly owned by Vystar Corporation.  For more information, visit www.sleephealthier.com.

Forward-looking Statements: Investors are cautioned that certain statements contained in this document as well as some statements in periodic press releases and some oral statements of VYST officials are "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "believes," "anticipates," "intends," "plans," "expects," and similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future VYST actions, which may be provided by management, are also forward-looking statements as defined by the Act. Forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to materially differ from any future results, performance, or achievements expressed or implied by such forward-looking statements and to vary significantly from reporting period to reporting period. Although management believes that the assumptions made and expectations reflected in the forward-looking statements are reasonable, there is no assurance that the underlying assumptions will, in fact, prove to be correct or that actual future results will not be different from the expectations expressed in this report. These statements are not guarantees of future performance and VYST has no specific intention to update these statements.

Investor Contact:	Vystar Corporation
Howard Gostfrand, President	Joanne Kearney, Vice President of Marketing
American Capital Ventures	770-965-0383 x 21
305-918-7000
info@amcapventures.com